News Release

FIRST FINANCIAL CORPORATION
One First Financial Plaza, Terre Haute, Indiana 47807 (812) 238-6000

For more information contact:
October 29, 2013	Rodger A. McHargue at (812) 238-6334

First Financial Corporation reports 3rd Quarter 2013 results

TERRE HAUTE, INDIANA – First Financial Corporation (NASDAQ:THFF) today announced results for the three and nine months ended September 30, 2013. Net income of $8.5 million and $22.6 million for the three and nine months, respectively, compared to $8.1 million and $24.2 million for the same periods of 2012. Return on assets for the nine and three months ended September 30, 2013 was 1.02% and 1.15%, respectively, compared to 1.12% and 1.16% for the nine and three months ended September 30, 2012.

Net interest income for the third quarter of 2013 was $27.8 million, compared to the $27.4 million reported for the same period of 2012. Net interest income for the nine months ended September 30, 2013 was $79.7 million compared to the $82.2 million reported for the same period of 2012. The net interest margin at September 30, 2013 was 4.16%, compared to 4.41% reported at September 30, 2012.

The provision for loan losses for the three months ended September 30, 2013 was $495 thousand compared to the $2.6 million provision for the third quarter of 2012. For the nine months ended September 30, 2013 and 2012, the provision expense was $6.5 million and $7.3 million, respectively.

Non-interest income for the three months ended September 30, 2013 and 2012 was $9.6 million and $9.7 million, respectively. For the nine months ended September 30, 2013, non-interest income of $29.2 million increased over the $29.0 million for the same period of 2012.

Non-interest expense for the three months ended September 30, 2013 was $24.8 million compared to $23.0 million in 2012. For the nine months ended September 30, 2013, non-interest expense increased 1.3% to $70.4 million compared to $69.5 million for the nine months ended September 30, 2012. Full time equivalent employees have increased by 4% since September 30, 2012 as a result of the expansion of the branch network.

Total loans at September 30, 2013 stood at $1.81 billion compared to the $1.86 billion reported the same time a year ago. Deposits increased by $227.4 million to $2.5 billion.

Book value per share was $28.19, a 1.18% increase from $27.86 at September 30, 2012. Shareholders’ equity increased 2.8% to $375.1 million from $368.8 million on September 30, 2012.

First Financial Corporation is the holding company for First Financial Bank N.A. in Indiana and Illinois, The Morris Plan Company of Terre Haute and Forrest Sherer Inc. in Indiana.

CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands, except per share data)

	September 30, 2013	December 31, 2012
	(unaudited)
ASSETS
Cash and due from banks	$80,899	$87,230
Federal funds sold	3,420	20,800
Securities available-for-sale	872,675	691,000
Loans:
Commercial	1,057,823	1,088,144
Residential	482,477	496,237
Consumer	269,282	268,507
	1,809,582	1,852,888
Less:
Unearned Income	(977)	(952)
Allowance for loan losses	(22,004)	(21,958)
	1,786,601	1,829,978
Restricted Stock	21,050	21,292
Accrued interest receivable	11,767	12,024
Premises and equipment, net	51,875	47,308
Bank-owned life insurance	78,679	77,295
Goodwill	39,489	37,612
Other intangible assets	5,253	3,893
Other real estate owned	9,249	7,722
FDIC Indemnification Asset	1,171	2,632
Other assets	55,341	56,622
TOTAL ASSETS	$3,017,469	$2,895,408
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest-bearing	$491,826	$465,954
Interest-bearing:
Certificates of deposit of $100 or more	187,305	213,610
Other interest-bearing deposits	1,807,897	1,596,570
	2,487,028	2,276,134
Short-term borrowings	27,929	40,551
Other borrowings	58,362	119,705
Other liabilities	69,073	86,896
TOTAL LIABILITIES	2,642,392	2,523,286
Shareholders’ equity
Common stock, $.125 stated value per share;
Authorized shares-40,000,000
Issued shares-14,516,113 in 2013 and 14,490,609 in 2012
Outstanding shares-13,307,498 in 2013 and 13,287,348 in 2012	1,810	1,808
Additional paid-in capital	70,537	69,989
Retained earnings	354,565	338,342
Accumulated other comprehensive income (loss)	(21,128)	(7,472)
Less: Treasury shares at cost-1,208,615 in 2013 and 1,203,261 in 2012	(30,707)	(30,545)
TOTAL SHAREHOLDERS’ EQUITY	375,077	372,122
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,017,469	$2,895,408

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Dollar amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INTEREST INCOME:
Loans, including related fees	$22,510	$24,725	$68,540	$75,149
Securities:
Taxable	5,038	3,308	11,732	10,339
Tax-exempt	1,750	1,827	5,281	5,442
Other	421	568	1,413	1,781
TOTAL INTEREST INCOME	29,719	30,428	86,966	92,711
INTEREST EXPENSE:
Deposits	1,349	1,881	4,625	6,714
Short-term borrowings	23	33	62	116
Other borrowings	549	1,108	2,570	3,648
TOTAL INTEREST EXPENSE	1,921	3,022	7,257	10,478
NET INTEREST INCOME	27,798	27,406	79,709	82,233
Provision for loan losses	495	2,559	6,476	7,304
NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	27,303	24,847	73,233	74,929
NON-INTEREST INCOME:
Trust and financial services	1,402	1,413	4,331	4,332
Service charges and fees on deposit accounts	2,693	2,560	7,341	7,166
Other service charges and fees	2,818	2,506	8,044	7,237
Securities gains/(losses), net	—	17	7	677
Total impairment losses	—	—	—	(11)
Loss recognized in other comprehensive loss	—	—	—	—
Net impairment loss recognized in earnings	—	—	—	(11)
Insurance commissions	1,896	1,736	5,800	5,426
Gain on sales of mortgage loans	583	1,253	2,489	2,970
Other	245	203	1,165	1,159
TOTAL NON-INTEREST INCOME	9,637	9,688	29,177	28,956
NON-INTEREST EXPENSE:
Salaries and employee benefits	13,773	13,695	41,082	42,005
Occupancy expense	1,544	1,465	4,642	4,370
Equipment expense	1,686	1,335	4,724	4,016
FDIC Expense	500	494	1,559	1,449
Other	7,316	5,975	18,394	17,646
TOTAL NON-INTEREST EXPENSE	24,819	22,964	70,401	69,486
INCOME BEFORE INCOME TAXES	12,121	11,571	32,009	34,399
Provision for income taxes	3,649	3,480	9,398	10,160
NET INCOME	8,472	8,091	22,611	24,239
OTHER COMPREHENSIVE INCOME (LOSS)
Change in unrealized gains/losses on securities, net of reclassifications	(3,793)	3,123	(24,665)	3,763
Tax effect	2,582	(1,249)	10,117	(1,505)
	(1,211)	1,874	(14,548)	2,258
Change in funded status of post retirement benefits	566	645	1,486	1,932
Tax effect	(226)	(258)	(594)	(773)
	340	387	892	1,159
TOTAL OTHER COMPREHENSIVE INCOME (LOSS)	(871)	2,261	(13,656)	3,417
COMPREHENSIVE INCOME (LOSS)	$7,601	$10,352	$8,955	$27,656
PER SHARE DATA
Basic and Diluted Earnings per Share	$0.64	$0.61	$1.70	$1.83
Dividends per Share	$—	$—	$0.48	$0.47
Weighted average number of shares outstanding (in thousands)	13,307	13,238	13,305	13,233

Key Ratios	For the Nine Months Ended
	September 30,	September 30,
	2013	2012
Return on average assets	1.02%	1.12%
Return on average common shareholder's equity	8.01%	9.06%
Average common shareholder's equity to average assets	12.78%	12.86%
End of period tangible common equity to tangible assets	11.11%	11.52%
Book value per share	$28.19	$27.86
Tangible book value per share	$24.82	$24.70
Risk-based capital - Tier 1	15.94%	15.15%
Risk-based capital - Total	16.94%	16.12%
Net interest margin	4.16%	4.41%
Efficiency Ratio	62.25%	60.04%
Net charge-offs to average loans and leases	0.38%	0.44%
Loan and lease loss reserve to loans and leases	1.22%	1.15%
Nonperforming assets to loans and leases	1.77%	2.93%

Asset Quality	For the Nine Months Ended
	September 30,	September 30,
	2013	2012
Accruing loans and leases past due 90 days or more	$1,025	$3,772
Nonaccrual loans and leases	21,800	41,913
Other real estate owned	9,249	8,670
Total nonperforming assets	$32,074	$54,355